Exhibit 23.3

CONSENT OF WESTERN WATER CONSULTANTS, INC.

We hereby consent to the incorporation by reference of any mineral resource estimates or other analysis performed by us in our capacity as an independent consultant to Ur-Energy Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, in the Company’s Registration Statements on Form S-3 (File Nos. 333-193316 and 333-219433) and on Form S-8 (File Nos. 333-153098, 333-168589, 333-168590 and 333-181380), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: February 28, 2020	WESTERN WATER CONSULTANTS, INC., d.b.a. WWC ENGINGEERING

/s/ Benjamin J. Schiffer
	Name:	Benjamin J. Schiffer
	Title:	Energy/Environmental Department Manager